Via Facsimile and U.S. Mail
Mail Stop 6010


October 27, 2005


Mr. Roy Wolvin
Chief Financial Officer
Nymox Pharmaceutical Corporation
9900 Cavendish Blvd., Suite 306
St. Laurent, Quebec  H4M 2V2
CANADA

Re:	Nymox Pharmaceutical Corporation
	Form 20-F for the Fiscal Year Ended December 31, 2004
	Filed June 30, 2005
	File No. 001-12033


Dear Mr. Wolvin:

      We have completed our review of your Form 20-F and have no further comments at this time.



Sincerely,



      Jim Atkinson
								Accounting Branch Chief

??

??

??

??